EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, Body and Mind Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, being the Company’s shares of common stock (the “Common Shares”).

Description of Common Shares

The following description of our Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, as amended, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Authorized Capital Shares

We are authorized to issue 900,000,000 common shares with a par value of $0.0001 per share.

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Dividend and Liquidation Rights

The Company’s Board of Directors may from time to time declare, and the Company may pay, dividends in cash, property or shares of the Company, except when the Company is insolvent, when the payment thereof would render the Company insolvent, or when the declaration or payment thereof would be contrary to any restrictions contained in the Articles of Incorporation, subject to the following provisions:

(a)

Dividends in cash or property may be declared and paid, except as otherwise provided in this section, only out of the unreserved and unrestricted earned surplus of the Company or out of capital surplus, howsoever arising, but each dividend paid out of capital surplus shall be identified as a distribution of capital surplus, and the amount per share paid from such surplus shall be disclosed to the stockholders receiving the same concurrently with the distribution.

(b)	Dividends may be declared and paid in the Company’s own treasury shares.

(c)	Dividends may be declared and paid in the Company’s own authorized but unissued shares out of any unreserved and unrestricted surplus of the Company upon the following conditions:

(1)

If a dividend is payable in shares having a par value, such shares shall be issued at not less than the par value thereof, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend.

(2)

If a dividend is payable in shares without par value, such shares shall be issued at such stated value as shall be fixed by the Board of Directors by resolution adopted at the time such dividend is declared, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate stated value so fixed in respect of such shares; and the amount per share so transferred to stated capital shall be disclosed to the stockholders receiving such dividend concurrently with the payment thereof.

(d)

No dividend payable in shares of any class shall be paid to the holders of shares of any other class unless the Articles of Incorporation so provide or such payment is authorized by the affirmative vote or the written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.

(e)

A split-up or division of the issued shares of any class into a greater number of shares of the same class without increasing the stated capital of the Company shall not be construed to be a share dividend within the meaning of this section.

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Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

Upon liquidation, dissolution or winding up of our Company, the holders of our common shares are entitled to share ratably in all net assets available for distribution to common stockholders after payment to creditors.

Other Rights and Preferences

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.

Listing

The trading market for the Common Shares is the Canadian Securities Exchange under the trading symbol “BAMM” and on the OTCQB Venture Market trading platform under the trading symbol “BMMJ”.

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